Exhibit 4.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of __________, 202_ by and among (i) Globalink Investment Inc., a Delaware corporation (the “Purchaser”), (ii) Alps Global Holding Pubco, an exempted company formed in the Cayman Islands (the “Pubco”), and (iii) Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Purchaser and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 6, 2021 (as amended, including, without limitation, by this Amendment, the “Warrant Agreement”), pursuant to which the Warrant Agent agreed to act as the Purchaser’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase shares of common stock included in the units of the Purchaser issued in Purchaser’s initial public offering (“IPO”) (the “Public Warrants”), and (ii) warrants to purchase shares of common stock of the Purchaser acquired by Public Gold Marketing Sdn. Bhd. (the “Private Placement Investor”), in a private placement concurrent with the IPO (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”);

WHEREAS, (i) Purchaser, (ii) Pubco, (iii) Alps Life Sciences Inc, a Cayman Islands company (“Alps Holdco” or the “Target”), (iv) Alps Biosciences Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“Merger Sub”), (v) GL Sponsor LLC, a Delaware limited liability company, in the capacity as the representative for stockholders of the Purchaser (the “Parent Representative” or “Sponsor”), and (v) Dr. Tham Seng Kong, an individual, in the capacity as the representative for the shareholders of the Target (the “Seller Representative”), are parties to that certain Amended and Restated Business Combination Agreement, dated as of May 20, 2024 (as it may be further amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters: (i) on the Closing Date, Purchaser will merge with and into Pubco (the “Redomestication Merger”), with Pubco surviving the Redomestication Merger and remaining as the surviving publicly traded entity, and the outstanding securities of the Purchaser being converted into the right to receive Pubco securities; (ii) on the Closing Date and immediately following the Redomestication Merger, and as part of the same overall transaction as the Redomestication Merger, Merger Sub will merge with and into the Target (the “Acquisition Merger”, and together with the Redomestication Merger, the “Mergers”), with the Target surviving the Acquisition Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Target being converted into the right to receive securities of Pubco; and, in connection therewith, (iii) each outstanding warrant of the Purchaser shall be assumed by Pubco and become a warrant to purchase the same number of ordinary shares of Pubco at the same exercise price during the same exercise period and otherwise on the same terms as the warrants of the Purchaser being assumed all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Warrant Agreement and Section 2.2(c) of the Business Combination Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of common stock of the Purchaser but instead will be exercisable (subject to the terms and conditions of the Business Combination Agreement and the Warrant Agreement as amended hereby) for the same number of ordinary shares of Pubco (as defined in the Business Combination Agreement) at the same exercise price per share during the same exercise period and otherwise on the same terms as the Warrants being assumed;

WHEREAS, all references to “Common Stock” or “shares of Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean ordinary shares, par value US$0.0001 per share, of Pubco (together with any other securities of Pubco or any successor entity issued in consideration of (including as share sub-divisions, share dividends, consolidations, capitalizations, re-designations and the like) or in exchange for any of such securities, “Pubco Ordinary Shares”);

WHEREAS, the board of directors of Purchaser has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with the Mergers, Purchaser desires to assign all of its right, title and interest in the Warrant Agreement to Pubco, and Pubco wishes to accept such assignment and assume all the liabilities and obligations of Purchaser under the Warrant Agreement with the same force and effect as if Pubco were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. The parties hereby agree to add Pubco as a party to the Warrant Agreement. In connection therewith, Purchaser hereby assigns to Pubco, from and after the Effective Time (as defined below), all of Purchaser’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby). Pubco hereby assumes and agrees, from and after the Effective Time, to pay, perform, satisfy and discharge in full, as the same become due, all of Purchaser’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if Pubco were initially a party to the Warrant Agreement. By executing this Amendment, Pubco hereby agrees to be bound by and subject to all of the terms and conditions of the Warrant Agreement, as amended by this Amendment, from and after the Effective Time, as if it were the original “Company” party thereto.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by Purchaser to Pubco and the assumption by Pubco of the Purchaser’s obligations under the Warrant Agreement pursuant to Section 1 hereof effective as of the Effective Time, the assumption of the Warrant Agreement and Warrants by Pubco from Purchaser pursuant to Section 1 hereof effective as of the effective time of the Mergers (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Globalink Investment Inc., a Delaware corporation” and replacing it with “Alps Global Holding Pubco, an exempted company formed in the Cayman Islands”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to Pubco rather than Purchaser.

(c) Reference to Company Ordinary Shares. All references to “Common Stock” or “shares of Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean Pubco Ordinary Shares and any other securities of Pubco or any successor entity issued in consideration of (including as share sub-divisions, share dividends, consolidations, capitalizations, re-designations and the like) or in exchange for any of such securities.

(c) Reference to Warrants. All references to “Warrants” as used in the Warrant Agreement (including all Exhibits thereto) shall include any and all Pubco Warrants into which the Warrants automatically convert upon the Effective Time. The parties further agree that any reference (as applicable and as appropriate) in the Warrant Agreement to a Warrant will instead refer to Pubco Warrants (and any warrants of Pubco or any successor entity issued in consideration of or in exchange for any of such warrants).

(d) Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Pubco under the Warrant Agreement as the “Company” party thereunder:

If to Pubco to:	with a copy (which will not constitute notice) to:

Alps Life Sciences Inc

Unit E-18-01 & E-18-02 Level 18

Icon Tower (East)

No. 1 Jalan 1/68F, Jalan Tun Razak

50400 Kuala Lumpur

Wilayah Persekutuan, Malaysia

Attn: Dr. Tham Seng Kong; Low Wei Sim; Christie Elizabeth

Jenny Chen-Drake, Esq. The Law Offices of Jenny Chen-Drake 1441 New Highway 96 West, Suite 2, #123 Franklin, Tennessee 37064 (310) 358-0880 jchendrake@gmail.com

E-mail: drtham@alpsmedical.com; amanda@alpsmedical.com; christie@alpsmedical.com

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to Assignment, Assumption and Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

Purchaser:

Globalink Investment Inc.

By:
Name:
Title:

Pubco:

Alps Global Holding Pubco

By:
Name:
Title:

Warrant Agent:

Continental Stock Transfer & Trust Company

By:
Name:
Title:

[Signature Page to Amendment to Warrant Agreement]